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                                                                  EXHIBIT 99.1



                                                         FOR IMMEDIATE RELEASE


GEORGIA GULF EXITS METHANOL BUSINESS
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Atlanta, September 2, 1999 -- Georgia Gulf Corporation today announced that the company will exit the methanol business entirely at the end of this year. Effective with the fiscal 1999 third quarter, Georgia Gulf will reclassify its gas chemicals segment to discontinued operations. The company estimates an after-tax non-cash charge of approximately $8 million will be incurred in the third quarter to write-off certain of its methanol assets.

     Georgia Gulf, headquartered in Atlanta and listed on the NYSE (GGC), is a major manufacturer and marketer of two highly integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyl products include chlorine, caustic soda, sodium chlorate, vinyl chloride monomer and polyvinyl chloride resins and compounds. Georgia Gulf's primary aromatic chemical products include cumene, phenol and acetone.


                                   - MORE --

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     This news release contains forward-looking statements subject to the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to,future global economic conditions, industry production capacity, and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including the annual report on Form 10-K for the year ended December 31, 1998 and the quarterly report on Form 10-Q for the quarter ended June 30, 1999.

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